Nelnet Reports First Quarter 2015 Results

•	GAAP net income $1.40 per share, $1.37 per share excluding adjustments

•	Servicing $140.8 billion student loans for 5.9 million borrowers under government contract

•	37 percent increase in payment processing revenue driven by RenWeb acquisition

LINCOLN, Neb., May 7, 2015-Nelnet (NYSE: NNI) today reported GAAP net income of $64.8 million, or $1.40 per share, for the first quarter of 2015, compared with GAAP net income of $73.8 million, or $1.59 per share, for the same period a year ago.

Excluding derivative market value and foreign currency adjustments, net income was $63.4 million, or $1.37 per share, for the first quarter of 2015, compared with $72.6 million, or $1.56 per share, for the same period in 2014. The company reported income from derivative market value and foreign currency adjustments of $1.3 million after tax, or $0.03 per share, for the first quarter of 2015, compared with income of $1.2 million after tax, or $0.03 per share, for the first quarter of 2014.

"As a result of our ongoing success, we are in a strong position financially and continue to generate significant cash flow," said Jeff Noordhoek, chief executive officer of Nelnet. "With our focus on delivering long-term value, we continue to accumulate capital for future investments in our core and other opportunities."

Nelnet operates three primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Student Loan and Guaranty Servicing and Tuition Payment Processing and Campus Commerce segments.

The decrease in earnings for the first quarter of 2015, compared with the same period in 2014, was due to expected decreases in earnings from the company’s Student Loan and Guaranty Servicing segment, a decrease in investment advisory service fees, and reduced gains from investments. This decrease was partially offset by an increase in net interest income earned from the company’s student loan portfolio as a result of recent loan purchases.

Asset Generation and Management

Historically low interest rates continue to provide the opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the first quarter of 2015, Nelnet reported net interest income of $102.6 million, compared with $98.9 million for the same period a year ago.  Net interest income included $46.2 million and $37.8 million of fixed rate floor income in the first quarters of 2015 and 2014, respectively. As a result of recent acquisitions of lower margin but longer term consolidation loans, core student loan spread decreased to 1.41 percent for the three months ended March 31, 2015, compared with 1.44 percent for the same period in 2014.

The company intends to use its strong liquidity position to capitalize on market opportunities to acquire private education loans and additional legacy Federal Family Education Loan Program (FFELP) loans. The company acquired $836.1 million of student loans during the first quarter of 2015. As of March 31, 2015, Nelnet’s student loan portfolio was $27.9 billion.

Student Loan and Guaranty Servicing

The company was servicing $140.8 billion of loans for 5.9 million borrowers on behalf of the U.S. Department of Education as of March 31, 2015, compared with $120.6 billion of loans for 5.4 million borrowers as of March 31, 2014. Revenue from this contract increased 9 percent to $32.4 million for the first quarter of 2015, up from $29.9 million for the same period a year ago.

The growth in government servicing revenue partially offset the impact of federal legislative changes that reduced the collections revenue earned by guaranty agencies. As a result of these changes, total revenue from the company's Student Loan and Guaranty Servicing segment decreased 11 percent, or $7.0 million, to $57.8 million for the first quarter of 2015, compared with the same period in 2014.

Tuition Payment Processing and Campus Commerce

For the first quarter of 2015, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $34.7 million, an increase of $9.4 million, or 37 percent, from the same period in 2014. The increase in revenue was the result of the acquisition of RenWeb in June 2014, in addition to growth in managed tuition payment plans, campus commerce transaction volume, and new school customers.

Other Income

Other income decreased $11.2 million to $6.9 million for the first quarter of 2015, compared with $18.1 million for the same period in 2014. During the three months ended March 31, 2015, gains on investments and investment advisory fees were $1.2 million, compared with $12.4 million for the same period in 2014.

Board of Directors Approves Dividend and New Stock Repurchase Program

The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on Monday, June 15, 2015, to shareholders of record at the close of business on Monday, June 1, 2015.

In addition, the Board of Directors has authorized a new stock repurchase program to repurchase up to five million shares of the company's Class A common stock during the three-year period ending May 24, 2018. The current stock repurchase program is set to expire on May 24, 2015. Consistent with the current program, shares may be repurchased under the new program from time to time in the open market or private transactions, and the timing and amount of repurchases will depend on market conditions, share prices, trading volumes, and other factors, including compliance with credit agreements and securities laws.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point in time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period to period comparability of the results of the company's fundamental business operations on a recurring basis. Accordingly, the company provides operating results excluding these items for comparability purposes.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk, the use of derivatives to manage exposure to interest rate fluctuations, and the uncertain nature of expected benefits from recent FFELP loan purchases and initiatives to purchase additional FFELP and private education loans; the company's funding requirements to satisfy asset financing needs; risks related to the company's ability to maintain and increase volumes under the company’s loan servicing contract with the Department to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to the recent reduction in government payments to guaranty agencies to rehabilitate defaulted FFELP loans and services in support of those activities; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the first quarter ended March 31, 2015.  All forward-looking statements in this release are as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Interest income:
Loan interest	$171,944	182,783	156,896
Investment interest	2,205	1,770	1,979
Total interest income	174,149	184,553	158,875
Interest expense:
Interest on bonds and notes payable	71,554	72,061	60,004
Net interest income	102,595	112,492	98,871
Less provision for loan losses	2,000	3,500	2,500
Net interest income after provision for loan losses	100,595	108,992	96,371
Other income (expense):
Loan and guaranty servicing revenue	57,811	56,538	64,757
Tuition payment processing, school information, and campus commerce revenue	34,680	24,688	25,235
Enrollment services revenue	17,863	17,791	22,011
Other income	6,918	12,906	18,131
Gain on sale of loans and debt repurchases, net	2,875	3,594	39
Derivative settlements, net	(5,215)	(4,566)	(6,229)
Derivative market value and foreign currency adjustments, net	2,137	(1,082)	1,964
Total other income	117,069	109,869	125,908
Operating expenses:
Salaries and benefits	61,050	60,609	52,484
Cost to provide enrollment services	11,702	11,343	14,475
Loan servicing fees	7,685	7,606	5,421
Depreciation and amortization	5,662	5,644	4,783
Other	29,129	29,704	30,206
Total operating expenses	115,228	114,906	107,369
Income before income taxes	102,436	103,955	114,910
Income tax expense	37,630	30,036	40,611
Net income	64,806	73,919	74,299
Net income attributable to noncontrolling interest	41	308	513
Net income attributable to Nelnet, Inc.	$64,765	73,611	73,786
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.40	1.59	1.59
Weighted average common shares outstanding - basic and diluted	46,290,590	46,390,402	46,527,917

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	March 31, 2015	December 31, 2014	March 31, 2014
Assets:
Student loans receivable, net	$27,897,949	28,005,195	25,607,143
Cash, cash equivalents, investments, and notes receivable	376,950	366,190	327,383
Restricted cash and investments	938,477	968,928	886,358
Goodwill and intangible assets, net	166,383	168,782	126,207
Other assets	576,035	589,048	539,916
Total assets	$29,955,794	30,098,143	27,487,007
Liabilities:
Bonds and notes payable	$27,815,324	28,027,350	25,589,287
Other liabilities	358,977	345,115	384,046
Total liabilities	28,174,301	28,372,465	25,973,333
Equity:
Total Nelnet, Inc. shareholders' equity	1,781,222	1,725,448	1,512,919
Noncontrolling interest	271	230	755
Total equity	1,781,493	1,725,678	1,513,674
Total liabilities and equity	$29,955,794	30,098,143	27,487,007

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.